                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-40248

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           American Business Financial Services, Inc. Investment Notes
                                 Rate Supplement
                  Prospectus Supplement dated October 16, 2001
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         Term                        Rate                        Annual Yield*
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       12-17 mos.                   8.00%                           8.32%
       18-23 mos.                   8.05%                           8.38%
       24-29 mos.                   8.10%                           8.43%
       30-35 mos.                   8.15%                           8.49%
       36-47 mos.                   9.25%                           9.69%
       48-59 mos.                   8.50%                           8.87%
       60-119 mos.                  9.00%                           9.41%
       120 mos.                     9.25%                           9.69%
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                     Minimum for Investment Notes is $1,000

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AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).
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An offer can only be made by the Prospectus dated May 11, 2001 delivered in conjunction with this Rate Supplement dated October 16, 2001. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through October 31, 2001. You may obtain an additional copy of the Prospectus dated May 11, 2001, free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

                             For information, call
                                 1-800-776-4001

                               [GRAPHIC OMITTED]

Bala Pointe Office Center   111 Presidential Boulevard, Suite 215   Bala Cynwyd, PA 19004

                               www.ABFSonline.com


Additional Information:

The discount rate used in valuing the Company's asset called interest-only strips is 13% per annum (see Prospectus pages 13, 33, 38, 39, 41, 42, 57 and
63), except for the over-collateralization portion of this asset where the discount rate is the highest trust certificate pass-through rate as set forth on Prospectus pages 37 and 38 due to the different risk characteristics associated with this portion of the asset.